UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2023

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800 Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2023, Lorraine Paskett notified the Board of Directors (the “Board”) of Clean Energy Fuels Corp. (the “Company”) of her resignation from the Board, effective on the same day. Ms. Paskett’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On May 17, 2023, the Board accepted Mitchell W. Pratt’s resignation from his position as Chief Operating Officer and Corporate Secretary of the Company, effective May 17, 2023. Mr. Pratt transitioned to a new role as the Company’s Chief Technology Development Officer on that date. As a result of this transition, Mr. Pratt is no longer an “executive officer” of the Company for purposes of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or an “officer” of the Company for purposes of Rule 16a-1(f) of the Exchange Act.

Also on May 17, 2023, the Board approved, and the Company entered into, an amended and restated employment agreement (the “Employment Agreement”) with Mr. Pratt. The Employment Agreement has a two-year term that automatically renews for successive one-year periods unless earlier terminated in accordance with the provisions therein, provides Mr. Pratt with a $550,000 annual base salary, and is otherwise consistent in all material respects with Mr. Pratt’s previous employment agreement dated December 31, 2015.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 18, 2023, the Company held its 2023 annual meeting of stockholders (the “Annual Meeting”). The holders of the Company’s common stock considered and voted on four proposals at the Annual Meeting and cast their votes on each such proposal as set forth below.

Proposal 1: The holders of the Company’s common stock elected to the Board the ten director nominees set forth in the proxy statement for the Annual Meeting, each to serve for a one-year term until the Company’s next annual meeting of stockholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation or removal. However, as described above under Item 5.02, Ms. Paskett resigned from the Board on May 17, 2023 and the director position she held was rendered vacant. The results of the voting on Proposal 1 were as follows:

Name of Director	Votes For	Votes Withheld	Broker Non-Votes
Andrew J. Littlefair	124,346,425	6,578,117	42,658,971
Stephen A. Scully	125,963,950	4,960,592	42,658,971
Lizabeth Ardisana	121,980,179	8,944,363	42,658,971
Karine Boissy-Rousseau	118,917,036	12,007,506	42,658,971
James C. Miller III	124,964,763	5,959,779	42,658,971
Lorraine Paskett *	116,949,733	13,974,809	42,658,971
Kenneth M. Socha	119,523,740	11,400,802	42,658,971
Vincent C. Taormina	123,445,379	7,479,163	42,658,971
Parker A. Weil	121,383,037	9,541,505	42,658,971
Laurent Wolffsheim	118,900,828	12,023,714	42,658,971

*Ms. Paskett resigned from the Board on May 17, 2023.

Proposal 2: The holders of the Company’s common stock ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The results of the voting on Proposal 2 were as follows:

Votes For:	164,613,561
Votes Against:	7,469,918
Votes Abstained:	1,500,034
Broker Non-Votes:	—

Proposal 3: The holders of the Company’s common stock approved, on an advisory, non-binding basis, the compensation of the Company’s named executive officers. The results of the voting on Proposal 3 were as follows:

Votes For:	117,101,863
Votes Against:	13,381,027
Votes Abstained:	441,652
Broker Non-Votes:	42,658,971

Proposal 4: The holders of the Company’s common stock approved, on an advisory, non-binding basis, one year as the frequency with which stockholders will vote on executive compensation. The results of the voting on Proposal 4 were as follows:

One Year:	122,815,191
Two Years:	351,762
Three Years:	7,181,438
Votes Abstained:	576,151
Broker Non-Votes:	—

Based on the voting results for Proposal 4, the Company will include an advisory proposal regarding the Company’s named executive officer compensation in its proxy materials every year for each annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2023	Clean Energy Fuels Corp.

	By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

4